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                                                                  Exhibit 12.01


Exhibit 12.01 - Statement Re:  Computation of Earnings to Fixed Charges
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
                                                                                                         Three months
                                                            Year Ended December 31,                     ended March 31,
                                               -------------------------------------------------    --------------------
                                                 1994      1995      1996       1997      1998        1998         1999
                                               ---------  --------  -------   --------  --------    ---------   --------
                                                                    (In thousands)

Fixed charges:

  Interest expense including amortization
     of debt expense                            $      -  $     38  $   107   $    699  $ 17,740    $   1,103   $  8,663

  Assumed interest element included
     in rent expense                                   6        17       50        353     1,111          166        537
                                               ---------  --------  -------   --------  --------    ---------   --------
   Total fixed charges                          $      6  $     55  $   157   $  1,052  $ 18,851    $   1,269   $  9,200

Earnings (loss):

   Net income (loss)                            $    144  $ (1,311) $(4,133)  $(25,298) $(66,442)   $ (13,321)  $(22,164)

   Fixed charges per above                             6        55      157      1,052    18,851        1,269      9,200
                                               ---------  --------  -------   --------  --------    ---------   --------
   Total earnings (loss)                        $    150  $ (1,256) $(3,976)  $(24,246) $(47,591)   $ (12,052)  $(12,964)

 Ratio of earnings to fixed charges                   25 X       -        -          -         -            -          -
                                               =========  ========  =======   ========  ========    =========   ========
Deficiency of earnings available to cover
   fixed charges                                $      -  $ (1,311) $(4,133)  $(25,298) $(66,442)   $ (13,321)  $(22,164)
                                               =========  ========  =======   ========  ========    =========   ========
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